UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2011

LAPIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-100979	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

70 Kinderkamack Road, Emerson, New Jersey	07630
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 225-0190

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 24, 2011, Lapis Technologies, Inc. (the “Company”) entered into a Third Amendment to Note and Warrant Purchase Agreement (the “Amendment”) with UTA Capital LLC, a Delaware limited liability company (“UTA”), pursuant to which the Company and UTA amended the Note and Warrant Purchase Agreement, dated as of July 12, 2011, by and between the Company and UTA, as amended (the “Purchase Agreement”).  Pursuant to the Amendment, the Company and UTA amended Section 6.2(a)(i) the Purchase Agreement (as so amended, the “Amended Purchase Agreement”) to amend and restate the Company’s post-closing covenant regarding additional indebtedness.  Pursuant to the Amendment (capitalized terms not otherwise defined in this Form 8-K have the meanings ascribed to such terms in the Amended Purchase Agreement), the Company agreed that it will not, without the prior written consent of UTA, have or incur, or permit any of its Subsidiaries to have or incur any additional Indebtedness, other than (a) the Indebtedness represented by the Notes, (b) Indebtedness disclosed on Schedule 4.29 to the Amended Purchase Agreement, (c) from and after the Initial Closing until such time, if any, as the Second Closing occurs, (x) Indebtedness secured by subordinated liens for money borrowed by the Company or the Subsidiaries of not more than $6,500,000 (the “Sub Debt Limit”), and (y) guarantees which do not exceed the sum of (I) $2,500,000 plus (II) an amount equal to the Sub Debt Limit less the aggregate principal amount of all Indebtedness (other than unsecured loans issued by the government of Israel to the Company or the Subsidiaries) secured by subordinated liens for money borrowed by the Company or the Subsidiaries outstanding at any time,  and (d) from and after the Second Closing, if any, (x) Indebtedness secured by subordinate liens for money borrowed by the Company or the Subsidiaries of not more than $11,000,000 and (y) guarantees which do not exceed $4,500,000; provided, however, that the aggregate additional Indebtedness that the Company and its Subsidiaries are permitted to incur in accordance with Section 6.2(a) shall be increased by an amount equal to 50% of the amount of principal on the Notes repaid by the Company to the Purchaser. All other terms of the Amended Purchase Agreement remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAPIS TECHNOLOGIES, INC.

Dated: November 30, 2011	By:	/s/ David Lucatz
		Name:	David Lucatz
		Title:	President and Chief Executive Officer